                                                                      Exhibit 20

                            GSB FINANCIAL CORPORATION
                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report.....................................................................2

Consolidated Statements of Financial Condition at December 31, 2000 and December 31, 1999........3

Consolidated Statements of Operations for the Years Ended December 31, 2000 and
1999, the Three Months Ended December 31, 1998 and the Year Ended September 30,
1998 ............................................................................................4

Consolidated Statements of Equity for the Year Ended December 31, 2000 and 1999, the Three
Months Ended December 31, 1998 and the Year Ended September 30, 1998.............................5

Consolidated Statements of Cash Flows for the Year Ended December 31, 2000 and
1999, the Three Months Ended December 31, 1998 and the Year Ended September 30,
1998 ............................................................................................6-7

Notes to Consolidated Financial Statements.......................................................8-34

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
GSB Financial Corporation
1 South Church Street
Goshen, New York 10924

We have audited the accompanying consolidated statements of financial condition of GSB Financial Corporation and Subsidiaries (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years ended December 31, 2000 and 1999, the three months ended December 31, 1998 and the year ended September 30, 1998. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSB Financial Corporation and Subsidiaries at December 31, 2000 and 1999, and the results of their operations, changes in stockholders' equity and their cash flows for the years ended December 31, 2000 and 1999, the three months ended December 31, 1998 and the year ended September 30, 1998, in conformity with generally accepted accounting principles.

Respectfully submitted,


/s/ NUGENT & HAEUSSLER, P.C.

February 1, 2001
Montgomery, New York

                   GSB Financial Corporation and Subsidiaries
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                (In thousands except share and per share amounts)


                                                                                         December 31,
                                                                                        ------------
                                                                                    2000            1999
                                                                                    ----            ----
ASSETS

     Cash and due from banks.................................................... $   3,940       $   4,052
     Federal funds sold.........................................................       525             100
                                                                                 ---------       ---------
     Cash and cash equivalents..................................................     4,465           4,152

     Investment securities available for sale (Note 3 and 4)....................    50,738          46,871
     Mortgage-backed securities:
       Held to maturity (estimated market values of $1,006 and $1,455 at
         December 31, 2000 and 1999 respectively
         (Note 5)...............................................................     1,004           1,471
       Available for sale (Note 6)..............................................     1,591           2,004
     Loans receivable, net (Note 7 and 8).......................................   128,861         115,273
     Banking house and equipment (Note 9).......................................     3,244           2,768
     Accrued interest receivable (Note 10)......................................     1,654           1,315
     Other real estate owned, net...............................................                         -
     Prepaid expenses and other assets                                               1,438           2,162
                                                                                 ---------       ---------
          Total assets.......................................................... $ 192,995       $ 176,016
                                                                                 =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities

     Deposits (Note 11)......................................................... $ 119,888       $ 106,256
     Mortgagors' escrow deposits................................................       527             503
     Borrowings (Note 12).......................................................    39,000          38,600
     Accrued expenses and other liabilities.....................................     2,273           1,548
                                                                                 ---------       ---------
          Total liabilities..................................................... $ 161,688       $ 146,907
                                                                                 ---------       ---------

  Commitments and contingent liabilities (Note 16)

  Stockholders'  Equity
     Preferred stock ($0.01 par value; 500,000 shares
        Authorized; none issued)................................................         -               -
     Common stock ($0.01 par value; 4,500,000 shares authorized;
         2,248,250 issued at December 31, 1999 and 1998 respectively and
        At September 30, 1998)..................................................        22              22
     Additional paid-in capital.................................................    21,560          21,575
     Retained earnings, substantially restricted................................    15,478          14,518
     Accumulated other comprehensive income.....................................      (88)         (1,297)
     Unallocated ESOP stock (Note 14)...........................................   (1,169)         (1,349)
      Unearned ISAP stock (Note 14).............................................     (471)           (308)
     Treasury stock.............................................................   (4,025)         (4,052)
                                                                                 ---------       ---------
          Total stockholders' equity............................................ $  31,307       $  29,109
                                                                                 ---------       ---------
          Total liabilities and stockholders' equity............................ $ 192,995       $ 176,016
                                                                                 =========       =========


          See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                        For the Three   For the Year
                                                                          For the Year Ended            Months  Ended     Ended
                                                                             December 31,               December 31,   September 30,
                                                                             ------------               ------------   -------------
                                                                        2000              1999              1998             1998
                                                                        ----              ----              ----             ----
                                                                             (In thousands except share and per share amounts)
INTEREST INCOME

Loans............................................................      $  9,187        $   7,432           $  1,538     $   5,544
   Federal funds sold............................................            33               77                 88           381
   Investment securities.........................................         3,580            2,867                485         1,575
   Mortgage-backed securities....................................           211              333                153           720
                                                                     ----------      -----------         ----------    ----------
     Total interest income.......................................        13,011           10,709              2,264         8,220

INTEREST EXPENSE
   Deposit accounts (Note 11)....................................         4,303            3,625                861         3,199
   Other borrowings (Note 12)....................................         2,740            1,474                132           225
   Stock subscription interest expense...........................             -                -                  -             -
                                                                     ----------      -----------         ----------    ----------
     Total interest expense......................................         7,043            5,099                993         3,424
   Net interest income...........................................         5,968            5,610              1,271         4,796
   Provision for loan losses (Note 8)............................           135              140                 60            70
                                                                     ----------      -----------         ----------    ----------
   Net interest income after provision for loan losses...........         5,833            5,470              1,211         4,726

NON-INTEREST INCOME
   Service charges on deposit accounts...........................           196              179                 44           139
   Other income..................................................           165              139                 25            99
   Net realized gains on securities..............................           138                -                 27           130
   Capital gains distributions...................................           204              304                205            82
                                                                     ----------      -----------         ----------    ----------
     Total non-interest income...................................           703              622                301           450

NON-INTEREST EXPENSE
   Salaries and employee benefits................................         1,929            1,621                488         1,931
   Occupancy and equipment.......................................           367              339                 79           319
   Data processing expenses......................................           303              280                 70           236
   Early termination expense (Note 13)...........................                              -                  -           699
   Pension Curtailment Credit (Note 14)..........................         (192)                -                  -             -
   Recovery of post-retirement FASB 106 expense (Note 14)........            -              (288)                 -          (134)
   Other non-interest expense....................................         1,621            1,299                341         1,124
                                                                     ----------      -----------         ----------    ----------

      Total non-interest expense.................................         4,028            3,251                978         4,175
                                                                     ----------      -----------         ----------    ----------
   Income before income taxes....................................         2,508            2,841                534         1,001
   Income tax expense (Note 15)..................................         1,073            1,071                214           401
                                                                     -----------     -----------         ----------    ----------
   Net income....................................................    $    1,435      $     1,770         $      320    $      600
                                                                     ===========     ===========         ==========    ==========
   Basic earnings per share......................................    $     0.80      $      0.94         $     0.16    $     0.29
   Weighted average shares outstanding - basic...................     1,790,360        1,874,670          1,944,564     2,043,484
   Diluted earnings per share....................................         $0.78            $0.94              $0.16    $     0.29
   Weighted average shares outstanding - diluted.................     1,829,436        1,888,566          1,964,330     2,059,981


          See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                       Three Months
                                                                                       Years Ended        Ended        Year Ended
                                                                                       December 31,    December 31,   September 30,
                                                                                    ----------------   ------------   -------------
                                                                                    2000        1999       1998            1998
                                                                                    ----        ----       -----           ----
Cash flows from operating activities:
Net income (loss)                                                                  1,435       1,770        320             600
Adjustments to reconcile net income to net
      Depreciation                                                                   189         171         44             143
      Provision for loan losses                                                      135         140         60              70
      Fair value provision of ESOP and ISAP shares committed to be released          471         314         84             343
      Gain on sale of mortgage-backed securities-held to maturity                      -           -        (27)              -
      Gain on maturity/redemption of investment securities-
       available for sale                                                           (138)          -          -            (130)
      Increase (decrease) other assets                                              (421)       (954)      (104)           (234)
      Net amortization on investment securities-available for sale                    (4)         43         15              55
      Net amortization (accretion) on mortgage-backed
        securities-held to maturity                                                   (9)         (1)        (4)              5
      Net amortization (accretion) on mortgage-backed
        securities-available for sale                                                  3          16          6              17
      Increase (decrease) in accrued expenses and other
        liabilities                                                                  725         573       (608)            589
                                                                                -------------------------------------------------
                      Net cash provided (used) by operating activities             2,386       2,072       (214)          1,458
                                                                                -------------------------------------------------
Cash flows from investing activities:
      Proceeds from principal paydowns of mortgage-backed
        securities-held to maturity                                                  476         968        880           1,765
      Purchases of mortgage-backed
        securities-available for sale                                                  -           -          -          (1,928)
      Proceeds from principal paydowns of mortgage-backed
        securities-available for sale                                                471       2,307      1,390           3,106
      Proceeds from maturity and redemption of investment
        securities-available for sale                                              6,550       6,741      3,500          11,486
      Proceeds from sale of investment securities-
       available for sale                                                            185           -          -             183
      Proceeds from sale of mortgage-backed securities-held to maturity                -           -        605               -
      Purchase of investment securities-available for sale                        (8,500)    (24,324)    (4,500)        (16,316)
      Net (increase)  decrease  in loans                                         (13,723)    (30,661)    (6,099)        (13,045)
      Proceeds from sale of other real estate owned                                    -           -         94               -
      Capital expenditures                                                          (665)        (87)       (96)           (644)
                                                                                -------------------------------------------------
                      Net cash used by investing activities                      (15,206)    (45,056)    (4,226)        (15,393)
                                                                                -------------------------------------------------


                            (CONTINUED ON NEXT PAGE)

                   GSB Financial Corporation and Subsidiaries
                CONSOLIDATED STATEMENTS OF CASH FLOWS(continued)


Cash flow from financing activities:
      Net increase (decrease) in demand, statement passbook, money
      market and NOW deposit accounts                                             13,632      12,423      5,523           5,326
      Proceeds from borrowings                                                     7,000      25,000          -          10,000
      Repayments of borrowed funds                                                (3,000)          -          -               -
      Proceeds from purchased Federal Funds                                        2,475       3,600          -               -
      Repayments of purchased Federal Funds                                       (6,075)          -          -               -
      Purchase of Treasury Stock                                                    (448)     (2,013)      (555)         (2,020)
      Dividends                                                                     (475)       (332)       (65)           (135)
      Increase (decrease) in advances from borrowers for taxes
      and insurance                                                                   24         204        173              64
                                                                                ------------------------------------------------
                      Net cash provided by (used in) financing activities         13,133      38,882      5,076          13,235
                                                                                ------------------------------------------------

      Net increase (decrease) in cash and cash equivalents                           313      (4,102)       636            (700)
      Cash and cash equivalents at beginning of year                               4,152       8,254      7,618           8,318
                                                                                ------------------------------------------------
      Cash and cash equivalents at end of year                                     4,465       4,152      8,254           7,618
                                                                                ------------------------------------------------

      Additional Disclosures:

                      Supplemental disclosures of cash flows information-cash
                        paid during year for:

                           Interest on deposits and other borrowings               6,719       4,960        993            3357
                           Income taxes                                            1,116       1,445          -             579

      Supplemental schedule of non-cash investing activities:

                           Reduction in loans receivable resulting from the
                            transfer to real estate owned                              -           -          -             115

                           Change in unrealized gains & losses in investment
                           securities-available for sale                           1,209      (2,017)        88              73


          See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              ( In thousands, except shares and per share amounts)



                                            Shares                Additional     Earnings       Stock   Incentive Stock  Treasury
                                          Outstanding     Common    Paid-In   Substantially   Acquired       Award        Stock,
                                            Common        Stock     Capital     Restricted     by ESOP       Plan         at Cost
                                          ----------------------------------------------------------------------------------------
    Balance at September 30, 1997           2,248,250       22       21,446        12,360       (1,754)             0           0
                                          ----------------------------------------------------------------------------------------

    Net Income                                                                        600
    Dividends Paid                                                                   (135)
    Acquisition of Treasury Stock                                                                                          (2,020)
    ESOP Shares committed to be
            Released                                                    107                        180
    Change in net unrealized gain on
      investment securities available
      for sale,net of income taxes

    Comprehensive Income

    Grant of Restricted Stock under

         ISAP                                                           (43)                                     (448)        491
    Amortization of unearned

         ISAP compensation                                                                                         57
                                          ----------------------------------------------------------------------------------------

    Balance at September 30, 1998           2,248,250       22       21,510        12,825       (1,574)          (391)     (1,529)
                                          ----------------------------------------------------------------------------------------

    Net Income                                                                        320
    Dividends Paid                                                                    (64)
    Acquisition of Treasury Stock                                                                                            (555)
    ESOP Shares committed to be
            Released                                                     14                         45
    Change in net unrealized gain on
      investment securities available
      for sale,net of income taxes

    Comprehensive Income

    Grant of Restricted Stock under

         ISAP
    Amortization of unearned

         ISAP compensation                                                                                         24
                                          ----------------------------------------------------------------------------------------
    Balance at December 31, 1998            2,248,250       22       21,524        13,081       (1,529)          (367)     (2,084)
                                          ----------------------------------------------------------------------------------------

    Net Income                                                                      1,770
    Dividends Paid                                                                   (333)
    Acquisition of Treasury Stock                                                                                          (2,012)
    ESOP Shares committed to be
            Released                                                     62                        180
    Change in net unrealized gain on
      investment securities available
      for sale,net of income taxes

    Comprehensive Income

    Grant of Restricted Stock under

         ISAP                                                           (11)                                      (33)         44
    Amortization of unearned

         ISAP compensation                                                                                         92
                                          ----------------------------------------------------------------------------------------
    Balance at December 31, 1999            2,248,250       22       21,575        14,518       (1,349)          (308)     (4,052)
                                          ----------------------------------------------------------------------------------------

    Net Income                                                                      1,435
    Dividends Paid                                                                   (475)
    Acquisition of Treasury Stock                                                                                            (449)
    ESOP Shares committed to be
            Released                                                     99                        180
    Change in net unrealized gain on
      investment securities available
      for sale,net of income taxes

    Comprehensive Income

    Grant of Restricted Stock under

         ISAP                                                           (93)                                     (383)        476
    Amortization of unearned

         ISAP compensation                                              (21)                                      220
                                          ----------------------------------------------------------------------------------------
    Balance at December 31, 2000            2,248,250       22       21,560        15,478       (1,169)          (471)     (4,025)
                                          ----------------------------------------------------------------------------------------




                                                     Accumulated
                                                        Other
                                                    Comprehensive                            Comprehensive
                                                      income,net             Total                Income
                                             ----------------------------------------------------------------
    Balance at September 30, 1997                            559             32,633
                                             ---------------------------------------

    Net Income                                                                  600                    600
    Dividends Paid                                                             (135)
    Acquisition of Treasury Stock                                            (2,020)
    ESOP Shares committed to be
            Released                                                            287
    Change in net unrealized gain on
      investment securities available
      for sale,net of income taxes                            73                 73                     73
                                                                                       --------------------
    Comprehensive Income                                                                               673
                                                                                       ====================
    Grant of Restricted Stock under

         ISAP
    Amortization of unearned

         ISAP compensation                                                       57
                                             ---------------------------------------

    Balance at September 30, 1998                            632             31,495
                                             ---------------------------------------

    Net Income                                                                  320                    320
    Dividends Paid                                                              (64)
    Acquisition of Treasury Stock                                              (555)
    ESOP Shares committed to be
            Released                                                             59
    Change in net unrealized gain on
      investment securities available
      for sale,net of income taxes                            88                 88                     88
                                                                                       --------------------
    Comprehensive Income                                                                               408
                                                                                       ====================
    Grant of Restricted Stock under

         ISAP                                                                     0
    Amortization of unearned

         ISAP compensation                                                       24
                                             ---------------------------------------
    Balance at December 31, 1998                             720             31,367
                                             ---------------------------------------

    Net Income                                                                1,770                  1,770
    Dividends Paid                                                             (333)
    Acquisition of Treasury Stock                                            (2,012)
    ESOP Shares committed to be
            Released                                                            242
    Change in net unrealized gain on
      investment securities available
      for sale,net of income taxes                        (2,017)            (2,017)                (2,017)
                                                                                       --------------------
    Comprehensive Income                                                                              (247)
                                                                                       ====================
    Grant of Restricted Stock under

         ISAP                                                                     0
    Amortization of unearned

         ISAP compensation                                                       92
                                             ---------------------------------------
    Balance at December 31, 1999                          (1,297)            29,109
                                             ---------------------------------------

    Net Income                                                                1,435                  1,435
    Dividends Paid                                                             (475)
    Acquisition of Treasury Stock                                              (449)
    ESOP Shares committed to be
            Released                                                            279
    Change in net unrealized gain on
      investment securities available
      for sale,net of income taxes                         1,209              1,209                  1,209
                                                                                       --------------------
    Comprehensive Income                                                                             2,644
                                                                                       ====================
    Grant of Restricted Stock under

         ISAP                                                                     0
    Amortization of unearned

         ISAP compensation                                                      199
                                             ---------------------------------------
    Balance at December 31, 2000                             (88)            31,307
                                             ---------------------------------------



           See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         A. Organization

         GSB Financial Corporation ("GSB Financial") was incorporated under Delaware law in March 1997 as a holding company to purchase 100% of the common stock of Goshen Savings Bank (the "Bank"). On July 9, 1997, GSB Financial completed its initial public offering of 2,248,250 shares of common stock in connection with the conversion of the Bank from a mutual form institution to a stock savings bank (the "Conversion"). Concurrently with the Conversion, GSB Financial acquired all of the Bank's common stock. In July 1998, GSB Financial started a wholly-owned subsidiary (GSB Investment Services, Inc.) to make available, through an independent provider, investment advisory and full brokerage services. To date, the principal operations of GSB Financial Corporation and subsidiaries (the "Company") have been those of the Bank.

         The Bank provides banking services to individual and corporate customers, with its business activities concentrated in Orange County, New York.

         A substantial portion of the Bank's loans are secured by real estate located in Orange County in New York State. Accordingly, the ultimate collectability of a substantial portion of the Bank's loan portfolio is dependent upon market conditions in that market area. In addition, other real estate owned, if any is also generally located in Orange County in New York State.

         The following is a description of the more significant policies the Company follows in preparing and presenting its consolidated financial statements:

         B. Basis of Financial Statement Presentation

         The accompanying consolidated financial statement includes the accounts of GSB Financial and its wholly owned subsidiaries, Goshen Savings Bank and GSB Investment Services, Inc. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Significant intercompany transactions and amounts have been eliminated.

         C. Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

         While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans and foreclosed real estate may change materially in the near term.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

         D. Cash and Cash Equivalents.

         For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and in banks, interest-earning deposits and Federal funds sold with original maturities of ninety days or less.

         E. Investment and Mortgage-Backed Securities.

Securities Held to Maturity
         Government, federal agency, and corporate debt securities that management has the positive intent and ability to "hold until maturity" are stated at cost, adjusted for premium amortization and discount accretion, computed on a straight-line basis over the life of the note to maturity. This method of amortization differs from the interest method and results in immaterial differences for reporting purposes.

         Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized on a straight-line basis over the life of the pools to maturity. This method of amortization differs from the interest method and results in immaterial differences for reporting purposes.

Securities Available for Sale
         Securities to be held for indefinite periods of time including securities that management intends to use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as "available for sale" and are recorded at fair value with the unrealized appreciation or depreciation, net of taxes reported separately as a component of equity.

Trading Securities
         "Trading securities" include debt securities and equity securities purchased in connection with the Company's securities trading activities, if any, and as such are expected to be sold in the near term. The Company has not held any trading securities during any of the periods covered by these financial statements.

         Gains and losses on the sale of securities are determined using the specific identification method.

         F. Loans Receivable and Allowance for Loan Losses

         Loans receivable are stated at the amount of unpaid principal, less net deferred loan fees and the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectable, based on evaluations of the collectability of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

         Accrual of interest is discontinued on a loan when management believes that the borrowers' financial condition is such that collection of interest is doubtful. This generally occurs when payment of principal or interest is past due three months or more and there is no insurance or guaranty as to payment.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company measures impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company records a valuation allowance to recognize the impairment, with a corresponding charge to bad debt expense. These rules regarding impaired loans apply to all loans that are identified for evaluation of impairment, except for, among others, large groups of smaller-balance homogenous loans, such as residential mortgage loans and consumer installment loans, that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or fair value.

         An insignificant payment delay, which is defined by the Company as up to 90 days, will not cause a loan to be classified as impaired. In addition, a loan is not considered impaired when payments are delayed but the Company expects to collect all amounts due, including accrued interest for the period of delay.

         The Company does not aggregate impaired loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest, if any, and then to principal.

         G. Banking House and Equipment.

         Land is carried at cost. Banking house, furniture, fixtures and equipment are carried at cost, less depreciation. Depreciation is calculated using the straight-line method based upon the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

         H. Real Estate Owned.

         Real estate owned includes assets received from foreclosure and in-substance foreclosures. The Company classifies a loan as an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

         Foreclosed assets, including in-substance foreclosures, are recorded on an individual asset basis at net realizable value which is the lower of fair value minus estimated costs to sell or "cost" (defined as the fair value at initial foreclosure). When a property is acquired or identified as in-substance foreclosure, the excess of the loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs to carry the property at fair value less costs to sell are included in non-interest expense. Costs incurred to develop or improve properties are capitalized, while holding costs are charged to expense.

         The Company had no real estate owned from foreclosure or in-substance foreclosure at December 31, 2000, 1999 and 1998.

         I. Income Taxes

         The company recognizes deferred tax assets and liabilities to reflect the anticipated future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that the change in tax rates is enacted.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

         J. Off-Balance-Sheet Risk

         In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit and unused lines of credit. The Company's policy is to record such instruments when funded.

         K. Earnings Per Share.

         Earnings per share is calculated based upon the weighted average number of shares outstanding from the date of the Conversion, July 9, 1997 through December 31, 2000, adjusted for common stock equivalents that have a dilutive effect on the per share data. The weighted average number of shares outstanding for the periods ending December 31, 2000, 1999 and 1998, and September 30, 1998 were 1,790,360, 1,874,670, 1,944,564 and 2,043,484, respectively.

         L. Advertising.

         Advertising costs are generally charged to operations in the year incurred. Advertising expense was $106,562, $115,623, $31,138 and $99,936 for the periods ended December 31, 2000, 1999, 1998, and September 30, 1998 respectively.

         M. Comprehensive Income

         The Company adopted SFAS No. 130 "Reporting Comprehensive Income" in 1998. All comparative financial statements provided for earlier periods have been reclassified to reflect application of the provisions of this Statement.

         Comprehensive income includes net income and all other changes in equity during a period except those resulting from investment by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

         Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income for the Company consists solely of unrealized holding gains or losses on available-for-sale securities.

         N. Accounting Pronouncements

         In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes requirements for the proper accounting, reporting and financial statement presentation of derivative instruments and hedging activities. Derivative instruments must be reflected in a company's financial statements separate from any hedging or similar transaction designed to reduce the risks of owning the derivative instrument. We do not invest in derivative instruments and we have no plans to do so in the foreseeable future. Therefore, SFAS 133 is not expected to have any effect on the financial disclosure or our financial condition. SFAS 133 also permits certain reclassifications of securities among the trading, available for sale and held to maturity classifications. We do not intend to reclassify any securities pursuant to SFAS 133. In May 1999, this statement was delayed by the FASB to fiscal years beginning after June 15, 2000.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

         In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. SFAS No. 134 is effective for fiscal years beginning after December 15, 1998 and will not impact the Company's accounting or disclosure.

         O. Reclassification.

         Amounts in the prior periods' financial statements are reclassified whenever necessary to conform to current period presentations.

NOTE 2. Conversion to Stock Ownership.

         On July 9, 1997, GSB Financial sold 2,248,250 shares of common stock at $10.00 per share to depositors and employees of the Bank and to the Company's Employee Stock Ownership Plan (the "ESOP"). Net proceeds from the sale of stock of GSB Financial, after deducting conversion expenses of approximately $1.0 million, were $21.4 million and are reflected as common stock and additional paid-in-capital in the accompanying September 30, 1998 consolidated statement of financial conditions. The Company utilized $10.7 million of the net proceeds to acquire all of the capital stock of the Bank.

         As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then current adjusted balance for deposit accounts held before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to GSB Financial on, or repurchase any of its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

         The Bank's capital exceeds all of the fully phased-in capital regulatory requirements. The Office of Thrift Supervision ("OTS") regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval by the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year.

         Unlike the Bank, GSB Financial is not subject to these regulatory restrictions on the payment of dividends to its stockholders.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES - AVAILABLE FOR SALE.


         The following is a summary of securities available for sale:

                                                                     December 31, 2000
                                                                     -----------------
                                                                     Gross          Gross
                                                    Amortized     Unrealized      Unrealized   Estimated
                                                      Cost          Gains          Losses      Fair Value
                                                      ----          -----          ------      ----------
                                                                        (In Thousands)
United States Government Agencies................. $ 45,750         $   35          $  841      $ 44,944
Corporate Debt Obligations........................      600              0               3           597
Equity Securities....   ..........................    4,519            678               0         5,197
                                                   --------         ------          ------      --------
                                                   $ 50,869         $  713          $  844      $ 50,738
                                                   ========         ======          ======      ========


                                                                     December 31, 1999
                                                                     -----------------
                                                                     Gross          Gross
                                                    Amortized     Unrealized      Unrealized   Estimated
                                                      Cost          Gains          Losses      Fair Value
                                                      ----          -----          ------      ----------
                                                                        (In Thousands)
United States Treasury............................ $ 40,743         $    -          $3,034      $ 37,709
Corporate Debt Obligations........................    4,051              5               5         4,051
Equity Securities....   ..........................    4,162            949               -         5,111
                                                   --------        -------         -------      --------
                                                   $ 48,956        $   954         $ 3,039      $ 46,871
                                                   ========        =======         =======      ========


The amortized cost and approximate fair value of securities available for sale at December 31, 2000 and 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          December 31, 2000
                                                          -----------------
                                                Amortized Cost      Estimated Fair Value
                                                --------------      --------------------
                                                            (In Thousands)
Due within one year..........................        $  500              $   500
Due one year to five years...................         1,000                  993
Due five years to ten years..................         9,055                9,021
Due over ten years..  .......................        40,314               40,224
                                                    -------              -------
Total........................................       $50,869              $50,738
                                                    =======              =======

         Proceeds from the sale of securities available for sale were approximately $185,000, $0 and $0 during December 31, 2000, 1999 and the three months ended December 31, 1998 and $183,000 during the year ended September 30, 1998, respectively, which resulted in gross realized gains of approximately $138,000, $0 and $0 and $130,000, respectively.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. FEDERAL HOME LOAN BANK STOCK.

         As a member of the Federal Home Loan Bank ("FHLB") system, the Bank is required to maintain a minimum investment in FHLB stock. The current investment exceeds the required level at December 31, 2000. Any excess may be redeemed by the Bank or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock. The Bank has $2.5 and $2.1 million invested in FHLB stock at December 31, 2000 and 1999 respectively, which is included in Equity Securities in Note 3 and is carried at cost due to the fact that it is classified as a non-marketable restricted investment.

NOTE 5. MORTGAGE BACKED SECURITIES - HELD TO MATURITY.

         Mortgage backed securities held to maturity at December 31, 2000 and 1999, consists of Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA") securities and are summarized as follows:


                                                                     December 31, 2000
                                                                     -----------------
                                                                     Gross          Gross
                                                    Amortized     Unrealized      Unrealized   Estimated
                                                      Cost          Gains          Losses      Fair Value
                                                      ----          -----          ------      ----------
                                                                        (In Thousands)
Mortgage Backed Securities........................   $1,004            $ 7             $ 5       $ 1,006
                                                     ======            ===             ===       =======



                                                                     December 31, 1999
                                                                     -----------------
                                                                     Gross          Gross
                                                    Amortized     Unrealized      Unrealized   Estimated
                                                      Cost          Gains          Losses      Fair Value
                                                      ----          -----          ------      ----------
                                                                        (In Thousands)
Mortgage Backed Securities........................   $1,471            $ 5            $ 21       $ 1,455
                                                     ======            ===            ====       =======

         The amortized cost and approximate fair market value of mortgage backed securities held to maturity at December 31, 2000, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may prepay the underlying loans or issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          December 31, 2000
                                                          -----------------
                                                Amortized Cost      Estimated Fair Value
                                                --------------      --------------------
                                                            (In Thousands)
Due within one year..........................        $  218               $  216
Due one year to five years...................           245                  246
Due five to ten years........................             -                    -
Due after ten years..........................           541                 544
                                                     ------               ------
Total........................................        $1,004               $1,006
                                                     ======               ======


         Proceeds from the sale of mortgage backed securities held to maturity were approximately $0, $0 and $605,000 for periods ending December 31, 2000, 1999 and 1998 respectively and $0 for the year ended September 30, 1998 which resulted in gross realized gains of approximately $0, $0, and $27,000 and $0, respectively.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. MORTGAGE BACKED SECURITIES - AVAILABLE FOR SALE.

         Mortgage backed securities available for sale at December 31, 2000 and 1999, consists of FNMA, FHLMC and GNMA securities and are summarized as follows:


                                                                     December 31, 2000
                                                                     -----------------
                                                                     Gross          Gross
                                                    Amortized     Unrealized      Unrealized   Estimated
                                                      Cost          Gains          Losses      Fair Value
                                                      ----          -----          ------      ----------
                                                                        (In Thousands)
Mortgage Backed Securities.......................   $ 1,611            $ -            $ 20       $ 1,591
                                                    =======            ===            ====       =======

                                                                     December 31, 1999
                                                                     -----------------
                                                                     Gross          Gross
                                                    Amortized     Unrealized      Unrealized   Estimated
                                                      Cost          Gains          Losses      Fair Value
                                                      ----          -----          ------      ----------
                                                                        (In Thousands)
Mortgage Backed Securities.......................   $ 2,084           $  -            $ 80       $ 2,004
                                                    =======           ====            ====       =======

         The amortized cost and approximate fair market value of mortgage backed securities available for sale at December 31, 1999, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may prepay the underlying loans or issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                          December 31, 2000
                                                          -----------------
                                                Amortized Cost      Estimated Fair Value
                                                --------------      --------------------
                                                            (In Thousands)
Due within one year........................          $    -               $    -
Due one year to five years.................               -                    -
Due five to ten years......................             283                  283
Due after ten years........................           1,328                1,308
                                                     ------               ------
Total......................................          $1,611               $1,591
                                                     ======               ======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. LOANS RECEIVABLE, NET.

         Loans receivable are summarized as follows:

                                                          Year           Three Months
                                                          Ended              Ended
                                                      December 31,       December 31,
                                                      -----------        -----------
                                                          2000               1999
                                                          ----               ----
                                                                       (In Thousands)
Loans Secured by Real Estate
One to four family residential.....................    $108,908          $ 100,206
Commercial real estate.............................      10,623              9,617
Home equity loans..................................       4,981              3,153
                                                       --------          ---------
     Total Loans Secured by Real Estate............     124,512            112,976
                                                       --------          ---------
Other Loans
Loans on savings accounts..........................         143                 74
Property improvement loans.........................         239                162
Commercial loan....     ............................      3,472              1,818
Consumer and other loans...........................         912                526
                                                       --------          ---------
     Total Other loans.............................       4,766              2,580
                                                       --------          ---------
     Total Loans Receivable........................     129,278            115,556
Less:
     Deferred loan fees............................         (71)               (68)
     Allowance for losses-loans....................         488                351
                                                       --------          ---------
     Loans Receivable, Net.........................    $128,861           $115,273
                                                       ========          =========

         In the past the Bank sold loans to the Federal National Mortgage Association, with the Bank retaining the servicing for such loans. The Bank sold no loans during the period ended December 31, 2000, 1999 and 1998, and September 30, 1998. As a result of sales in prior years, loans, which are serviced by the Bank, which are not included in the statement of condition, were $4.3 million, $5.5 million, $5.8 million and $6.0 million for the respective time periods.

NOTE 8. ALLOWANCE FOR LOAN LOSSES.

         Activity in the allowance for loan losses are summarized as follows:

                                                            Year              Year         Three Months       Year
                                                           Ended              Ended            Ended          Ended
                                                        December 31,        December 31,    December 31,   September 30,
                                                        ------------        ------------    ------------   -------------
                                                           2000                1999            1998           1998
                                                           ----                ----            ----           ----
                                                                                 (In Thousands)
Balance at Beginning of Year.........................      $351              $ 215           $ 167            $139
Provision charged to operations....................         135                140              60              70
Loans charged off
    Real Estate......................................         -                  -               -             (43)
    Other loans......................................         -                (5)            (12)               -
Recoveries
    Real Estate......................................         -                  -               -               -
    Other loans......................................         2                  1               -               1
                                                           ----              -----           ------           ----
Balance at End of Year...............................      $488              $ 351           $ 215            $167
                                                           ====              =====           =====            ====

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. ALLOWANCE FOR LOAN LOSSES. (Continued)

     The following table sets forth information with regard to non-accrual loans:

                                                        At December 31,
                                                        ---------------
                                                2000          1999          1998
                                                ----          ----          ----
                                                       (In Thousands)
Loans in non-accrual status..................  $   -         $   -          $ 92
                                               =====         =====          ====

     There were no troubled debt restructuring at December 31, 2000, 1999 and 1998 and September 30, 1998.

     Accumulated interest on non-accrual loans, as shown above, collected and recognized as interest income for the years ended December 31, 2000, 1999 and 1998, was not material to equity or total interest income.

NOTE 9. BANKING HOUSE AND EQUIPMENT.

     Banking House and equipment at December 31, 2000 and 1999 are summarized by major classification as follows:

                                                 At December 31,
                                                 ---------------
                                                2000          1999
                                                ----          ----
                                                  (In Thousands)
Land........................................  $1,187        $1,187
Buildings and improvements..................   1,656         1,271
Furniture, fixtures and equipment...........     401           310
                                              ------        ------
     Banking House and Equipment, Net....... $ 3,244       $ 2,768
                                             =======       =======

         The Bank records depreciation expense directly against the cost of the related asset and does not utilize an accumulated depreciation account. Amounts charged to depreciation expense were $171,000 and $44,000 for the year ended December 31, 1999 and the three months ended December 31, 1998, respectively, and $143,000 for the year ended September 30, 1998.

NOTE 10. ACCRUED INTEREST RECEIVABLE.

     A summary of accrued interest receivable as of December 31, 2000 and 1999, are as follows:

                                                 At December 31,
                                                 ---------------
                                                2000          1999
                                                ----          ----
                                                  (In Thousands)
Securities available for sale...............  $  936        $  773
Investment securities held to maturity......      14             8
Loans receivable............................     704           534
                                             -------        ------
Total Accrued Interest Receivable........... $ 1,654        $1,315
                                             =======        ======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. DEPOSITS.

     Deposits are summarized as follows:

                                                 At December 31,
                                                 ---------------
                                                2000          1999
                                                ----          ----
                                               Amount        Amount
                                               ------        ------
                                                 (In Thousands)
Type of Accounts
Savings Accounts .......................    $ 32,141      $ 30,923
Certificates of deposit ................      51,467        45,677
Money market accounts ..................      18,164        15,848
Now accounts ...........................       9,063         7,058
Demand accounts ........................       9,053         6,750
                                            --------      --------
                                            $119,888      $106,256
                                            ========      ========

     The approximate contractual maturities of certificates of deposit accounts for the twelve-month periods subsequent to December 31, 1999, are as follows:

                                           Twelve month periods ended
                                           --------------------------
                                                 December 31,
                                                 -----------
                                                (In Thousands)
2001 ...................................          $ 49,486
2002 ...................................             1,664
2003 ...................................               100
2004 ...................................               215
2005 ...................................                 2
                                                  --------
                                                  $ 51,467

     At December 31, 2000 and 1999 the aggregate of time deposit accounts with balances equal to or in excess of $100,000 was approximately $5.1 million and $3.1 million . Deposits in excess of $100,000 are not Federally insured.

     Interest expense on deposits accounts is summarized as follows:

                                               Year               Year          Three Months          Year
                                               Ended             Ended             Ended              Ended
                                           December 31,       December 31,      December 31,      September 30,
                                           ------------       ------------      ------------      -------------
                                               2000               1999              1998                1998
                                               ----               ----              ----                ----
                                                                      (In Thousands)
Savings..............................        $  971            $  927            $  211              $   803
Certificates of deposits.............         2,405             2,023               512                1,948
Money market accounts................           741               528               109                  334
Now accounts.........................           176               141                29                  114
Escrow...............................            10                 6                 -                    -
                                             ------           -------            ------              -------
                                             $4,303           $ 3,625            $  861              $ 3,199
                                             ======           =======            ======              =======

NOTE 12. BORROWINGS.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Federal Home Loan Bank advances are as follows at December 31, 2000 and
1999:

     December 31, 2000:
     Revolving line of credit-Overnight            $9,170,700.00         $ 3,000,000.00   6.66%    01/02/01
     Revolving line of credit-Monthly               9,170,700.00                  -         -      Monthly
     Term convertible rate advances                                        6,000,000.00   6.35%    05/24/10
                                                                           2,000,000.00   6.00%    03/13/07
                                                                           2,000,000.00   5.85%    01/04/10
                                                                           2,000,000.00   6.56%    05/17/10
                                                                           2,000,000.00   5.95%    06/20/10
                                                                           2,000,000.00   6.40%    06/01/10
                                                                           2,000,000.00   6.77%    02/14/01
                                                                           2,000,000.00   6.70%    02/05/01
                                                                           2,000,000.00   6.68%    02/20/01
                                                                           2,000,000.00   6.78%    02/20/01
                                                                           2,000,000.00   6.66%    05/05/01
                                                                           2,000,000.00   6.93%    01/02/01
                                                                           2,000,000.00   6.84%    02/01/01
                                                                           2,000,000.00   6.69%    02/20/01
                                                                           2,000,000.00   6.78%    02/22/01
                                                                           2,000,000.00   6.82%    01/12/01
                                                                         --------------
                                                                         $39,000,000.00
                                                                         --------------

     December 31, 1999:
     Revolving line of credit-Overnight            $7,913,350.00         $ 3,600,000.00   5.10%    02/22/00
     Revolving line of credit-Monthly               7,913,350.00           5,000,000.00   5.60%    01/03/00
     Term convertible rate advances                                        2,000,000.00   5.45%    12/13/07
                                                                           2,000,000.00   5.12%    04/02/08
                                                                           2,000,000.00   5.29%    04/28/08
                                                                           2,000,000.00   5.23%    05/13/08
                                                                           2,000,000.00   5.60%    12/20/09
                                                                           2,000,000.00   5.80%    02/24/00
                                                                           2,000,000.00   5.68%    02/24/00
                                                                           2,000,000.00   5.72%    02/00/00
                                                                           2,000,000.00   5.84%    02/17/00
                                                                           2,000,000.00   5.84%    02/17/00
                                                                           2,000,000.00   5.70%    02/07/00
                                                                           2,000,000.00   6.11%    06/30/00
                                                                           2,000,000.00   5.70%    02/01/00
                                                                           2,000,000.00   5.64%    02/18/00
                                                                           2,000,000.00   5.68%    02/22/01
                                                                         --------------
                                                                         $38,600,000.00
                                                                         --------------

Total interest expense on the advance and line of credit borrowings for the years ended December 31, 2000, and 1999 amounted to $2,740 and $1,474 respectively. There were no advances or line of credit borrowings before 1999.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. EARLY RETIREMENT AND EMPLOYEE TERMINATION BENEFITS

         On July 15, 1998 the Board of Directors adopted and offered to eighteen eligible employees a voluntary early retirement and employee termination program. The eligible employees were required to notify the Bank in writing by September 30, 1998 their acceptance or rejection of the program. Eleven employees accepted the program, of which four were executive officers. The voluntary program expense consists of enhanced retirement benefits and severance pay, which amounted to $699,000.00. This amount has been recorded as an expense in the Statement of Operations for the year ended September 30, 1998, and as an accrued liability within the Statement of Condition of September 30, 1998.

NOTE 14. EMPLOYEE BENEFITS.

         Retirement Plans:

         A. Pension Plan

         The Bank has a non-contributory defined benefit pension plan covering substantially all of its employees. Current and past service pension costs are funded as accrued. The Bank has recorded pension expense for this period in accordance with SFAS #87. In the fourth quarter of 2000 the Company froze its defined benefit pension plan and provided that there would be no further accruals under the plan. This resulted in a curtailment credit of $192,000 for the year ended December 31, 2000.

The following table sets forth the plan's funded status as of December 31, 2000 and 1999:

                                                                                    December 31,
                                                                                    ------------
                                                                                  2000        1999
                                                                                  ----        ----
                                                                                   (In Thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation............................................      $ 1,116      $ 1,077
                                                                                =======      =======
Projected benefit obligation for service rendered to date                       $(1,116)     $(1,205)
Plan assets at fair value.................................................        1,518        1,343
                                                                                -------      -------
Plan assets in excess of projected benefit................................          402          138

Unrecognized net (gain) loss from past experience different
from that assumed and effects of changes in assumptions...................         (166)        (137)

Prior service cost not yet recognized in net periodic pension
cost......................................................................            -            5

Amount contributed during year............................................            -           60

(Accrued) prepaid pension cost............................................      $   236      $    66
                                                                                =======      =======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EMPLOYEE BENEFITS. (Continued)

         Net pension cost for December 31, 2000 and 1999 included the following components:

                                                                      December 31,
                                                                      -----------
                                                                  2000              1999
                                                                  ----              ----
                                                                     (In Thousands)
Service Costs - Benefits
Earned during the period.............................             $  52             $  42
Interest cost on projected benefit obligation........                92                83
Return on plan assets................................              (105)               (76)
Amortization of unrecognized transition asset........                 -                 -
Amortization of unrecognized loss....................                 -                 -
Amortization of past service liability...............                 2                 3
Curtailment credit...................................              (192)                -
Settlement charge (credit)...........................                 -              (288)
Termination benefits.................................                 -                 -
                                                                ------              -----
Total Pension Expense................................           $ (151)             $(236)
                                                                ======              =====


         The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefits obligation were 8.00% and 5.50% respectively for December 31, 2000 and 1999 and 7.75% and 5.50% respectively for December 31, 1999.

         B. Profit Sharing Plan

         The Bank maintains a profit sharing trust retirement plan (a defined contribution plan) which covers all eligible employees and includes an employees' thrift savings plan established under the provisions of Internal Revenue Code Section 401(k). Profit sharing contributions will be made as a matching of the employee's voluntary before-tax contributions up to a maximum of three percent of the individual employees' salary. The employer may, from time to time, change the plan to provide for a different matching contribution. Employees will be notified of any change made. The Bank's contributions to the profit sharing retirement plan amounted to $30,080, $60,291 for December 31, 2000 and 1999 respectively and $30,227, $26,569 for the fiscal years ended September 30, 1998, 1997, respectively.

         The Bank has every intention of continuing to offer the plan to all eligible employees. However, the Bank reserves the right to change, amend, modify, or even terminate the plan, if necessary. Termination of the plan is unlikely, but should it happen, the eligible employees will receive the full value of their plan accounts.

         C. Other Retirement Benefits

         In addition to pension benefits, the Bank provides certain health care and life insurance benefits for retired employees and their spouses. The post-retirement health care and life insurance benefits plan was terminated for persons retiring after December 31, 1998. Eligible employees retired on or before that date will have benefits paid through the plan under the agreed upon terms existing at the employee's retirement date. In terminating this plan, the Bank recovered $134,000 of accrued Post-Retirement Benefit costs.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EMPLOYEE BENEFITS. (Continued)

         The following is a reconciliation of the funded status of the plan at December 31, 2000 and 1999:

                                                                            December 31,
                                                                       2000              1999
                                                                       ----              ----
                                                                           (In Thousands)
Accumulated Postretirement Benefit Obligation
Retirees.....................................................        $  668             $  685
Active employees fully eligible for benefits.................             -                  -
Other active employees.......................................             -                  -
                                                                     ------             ------
Total........................................................           668                685
Unrecognized gain (loss).....................................            93                 79
                                                                     ------             ------
Accrued postretirement benefits..............................        $  761             $  764
                                                                     ======             ======


         The components of the net periodic postretirement benefit costs are as follows:


                                                                            December 31,
                                                                       2000              1999
                                                                       ----              ----
                                                                           (In Thousands)
Service cost.................................................        $    -             $    -
Interest cost................................................            51                 48
Amortization of unrecognized gain (loss).....................            (1)                 -
Curtailment credit...........................................             -                  -
                                                                     ------             ------
Total net periodic benefit (credit)/cost.....................        $   50             $   48
                                                                     ======             ======

         A discount rate of 8.00% and 7.75%, were used to determine the APBO at December 31, 2000 and 1999 respectively.

         D.  Employee Stock Ownership Plan

         Concurrently with the Conversion, the Company adopted an Employee Stock Ownership Plan (the "ESOP") for substantially all employees. The ESOP purchased 179,860 shares for the Company's stock in the Conversion at a cost of $1,798,600 using the proceeds of a loan provided by the Company. The terms of the loan call for level principal payments in 40 quarterly installments commencing September 30, 1997, with interest at 7.75% per annum.

         Shares purchased by the ESOP were initially pledged as collateral for the ESOP loan and are allocated among participants annually based proportionately on the repayment of the ESOP loan and the relative compensation of the participants. The cost of unallocated shares held in the suspense account is reflected as a reduction of stockholders' equity.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EMPLOYEE BENEFITS. (Continued)

         The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountant's Statement of Position No. 93-6 "Employees' Accounting For Stock Ownership Plans" (SOP 93-6). Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in shareholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the average market price of the shares (during the applicable service period), and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $243,000 of compensation expense under the ESOP during the year ended December 31, 1999. The ESOP shares as of December 31, 1999 were as follows:

                                                      2000                  1999
                                                     -------               ------
Allocated Shares to employees                         40,468               22,483
Shares released for allocation                        17,986               17,986
Unallocated Shares                                   121,406              139,391
                                                  ----------           ----------
Total ESOP Shares                                    179,860              179,860
                                                  ==========           ==========
Market Value of unallocated shares                $2,246,011           $1,618,740
                                                  ==========           ==========

         E. Stock Option Plan

         The Company's Stock Option Plan for Outside Directors, Officers and Employees (Stock Option Plan) was approved by the shareholders at the annual meeting held on February 25, 1998. The purpose of the Stock Option Plan is to promote the growth and profitability of the Company by providing eligible directors, certain key officers and employees of the Company, and its affiliates with an incentive to achieve corporate objectives, and by allowing the Company to attract and retain individuals of outstanding competence by offering such individuals and equity interest in the Company.

         The Stock Option Plan may grant options not to exceed 224,825 shares, the shares necessary to fund the Stock Option Plan with Treasury Stock acquisitions. An option will entitle the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant, and expire on the last day of the ten-year period commencing on the date on which the option was granted. Options under the plan will be designated as either an Incentive Stock Option or a Non-Qualified Stock Option.

         On February 25, 1998, 67,446 shares were awarded at an exercise price of $15.88 per share, and on April 9, 1998, 10,500 shares were awarded at an exercise price of $16.75 per share and on May 13, 1999, 8,000 shares were awarded at an exercise price of $13.00 per share, and on January 20, 2000, 18,150 were awarded at an exercised price of $10.8125 per share and on June 8, 2000, 26,141 shares were awarded at an exercise price of $15.625 per share. These shares have a ten-year term and vest at a rate of 20% per year from their respective grant dates.

         The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. SFAS No. 123 requires Companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; the May 13, 1999 grant used an expected volatility of 37.0%; risk free interest rate of 5.87%, the grants awarded in fiscal year 1998 used an expected volatility of 37.0% and a risk free interest rate of 5.17% for the February 25, 1998 grant and 4.93% for the April 9, 1998 grant, for the January 20th and June 8th 2000 grants the expected volatility was 164.2% and 38.5% respectively, with the risk free interest rates of 5.97% and 5.72% for the January and June grants respectively. The expected lives of the grants are estimated to be seven years. Pro forma disclosures for the

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14. EMPLOYEE BENEFITS. (Continued)

Company for the year ending December 31, 2000, and 1999 the three months ended December 31, 1998 and the year ended September 30, 1998 is as follows:

(In thousands, except per share data)

                                                  December 31,                          September 30,
                               2000                  1999                 1998              1998
                               -----------------------------------------------              ----
Net Income:
  As Reported                  1,435                 1,770                320               600
  Pro Forma                    1,319                 1,676                298               551

Earnings Per Share:
  As Reported                  $0.80                 $0.94              $0.16             $0.29
  Pro Forma                    $0.74                 $0.89              $0.15             $0.27

         Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the status of the Company's stock option plan as of December 31, 2000 and changes during the year on that date is presented below:

                                                                             Weighted Average
Options                                                          Shares       Exercise Price
                                                                 ------       --------------
 Outstanding January 1, 2000...................................  85,946           $15.71
 Granted.......................................................  44,291           $13.65
 Exercised.....................................................       -                -
 Cancelled.....................................................       -                -
Outstanding at Year-End........................................ 130,237           $15.01
Exercisable at Year-End........................................  58,826           $15.48

Estimated weighted average of Fair value of options granted on:
     February 25, 1998 ........................................                   $ 9.54
     April 9, 1998 ............................................                     9.52
     May 13, 1999 .............................................                     6.77
     January 20, 2000 .........................................                     8.90
     June 8, 2000 .............................................                     6.09

         F. Incentive Stock Award Plan

         On February 25, 1998, the Company's stockholders approved the GSB Financial Corporation Incentive Stock Award Plan ("ISAP"). The purpose of the plan is to promote the long-term interests of the company and its stockholders by providing a stock based compensation program to attract and retain officers and directors. Under ISAP, 89,930 shares of authorized shares are reserved for the issuance under the plan.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EMPLOYEE BENEFITS. (Continued)

         On February 25, 1998, April 9, 1998, May 13, 1999, January 20, 2000 and
June 8, 2000, 22,480, 13,000 2,500, 9,050 and 6,000 shares, respectively, were awarded under the ISAP. In connection with the acceptance of the voluntary early termination program by four executive officers, 7,304 shares of the April 9, 1998 ISAP award were forfeited. At December 31, 2000, there were $57,974 ISAP awards outstanding, that vest at 20% annually. The fair market value of the shares awarded under the plan was $864,000 at the grant dates, and is being amortized to compensation expense on a straight-line basis over the five year vesting periods. Compensation expense of $220,000, $92,000, $24,000 and $57,000 was recorded in the year ended December 31, 2000 and 1999, the three months ended December 31, 1998,and the year ended September 30, 1998, respectively. The remaining unearned compensation cost of $471,000, $308,000, $367,000 and $391,000 are shown as a reduction of shareholders' equity at December 31, 2000, 1999 and 1998 and September 30, 1998.

NOTE 15. INCOME TAXES.

The components of income tax expense are as follows:

                                                   Year              Year           Three Months          Year
                                                  Ended              Ended             Ended             Ended
                                               December 31,      December 31,       December 31,     September 30,
                                               ------------      ------------       ------------     -------------
                                                   2000              1999               1998              1998
                                                   ----              ----               ----              ----
                                                                        (In Thousands)
Current tax:
Expense...................................       $ 1,000             $ 980             $ 410             $  532
Deferred tax :
Expense (benefit).........................            73                91              (196)              (131)
                                                 -------           -------             -----             ------
Income tax expense........................       $ 1,073           $ 1,071             $ 214             $  401
                                                 =======           =======             =====             ======

         Income tax expense for financial reporting purposes is less than the amount computed by applying the statutory federal income tax rate of 34% to income taxes for the reasons noted in the table below:


                                                   Year              Year           Three Months          Year
                                                  Ended              Ended             Ended             Ended
                                               December 31,      December 31,       December 31,     September 30,
                                               ------------      ------------       ------------     -------------
                                                   2000              1999               1998              1998
                                                   ----              ----               ----              ----
                                                                        (In Thousands)
Expense at statutory federal tax rate.....       $   852             $ 966             $ 182             $ 340
Tax-exempt income.........................             -                 -                 -                 -
State income taxes, net of federal tax
benefit...................................           171               177                32                69
Other, net................................            50               (72)                -                (8)
                                                 -------           -------             -----             -----
Income tax expense........................       $ 1,073           $ 1,071             $ 214             $ 401
                                                 =======           =======             =====             =====
Effective tax rate......................           42.8%             37.7%             40.1%             40.1%

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES. (Continued)

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2000, 1999, and 1998 and September 30, 1998 are as follows:

                                                                                   December 31,           September 30,
                                                                          ---------------------------     -------------
                                                                          2000        1999       1998         1998
                                                                          ----        ----       ----         ----
Deferred tax assets:
Post retirement employees benefits....................................... $312        $316      $ 317        $ 308
Allowance for loan losses................................................  200         136         74           67
Mark to market securities tax                                              277         389        459          289
Accrued pension costs....................................................    -           -         95           92
Other....................................................................  107          70         34           25
                                                                          ----        ----      -----        -----
Total deferred tax assets................................................  896         911        979          781
                                                                          ----        ----      -----        -----
Deferred tax liabilities:
Depreciation.............................................................   34          35         27           25
Prepaid pension costs....................................................   97          27          -            -
Tax bad debt reserves over the base year.................................   12          23         35           35
                                                                          ----        ----      -----        -----
Total deferred tax liabilities...........................................  143          85         62           60
                                                                          ----        ----      -----        -----

Net deferred tax asset at the end of period..............................  753         826        917          721

Net deferred tax asset at the beginning of period........................  826         917        721          590
                                                                          ----        ----      -----        -----
Deferred tax benefit for the period ..................................... $ 73        $ 91      $(196)       $(131)
                                                                          ====        ====      =====        =====

         In addition to the deferred tax amounts described above, the Company also had a deferred tax asset of approximately $60,000 and deferred tax liability of approximately $866,000, $499,000, and $420,000 at December 31, 2000, 1999, and 1998, and September 30, 1998, respectively, related to the net unrealized losses and gains on securities available for sale.

         The Bank, as a qualifying thrift institution under IRS guidelines, was entitled to a special deduction for additions to a tax bad debt reserve made on or before December 31, 1987. The Bank's aggregate reserve at December 31, 1987 was $921,000. This reserve is not required to be recaptured, despite subsequent changes in the tax laws, so long as the Bank remains a qualified thrift institution for IRS purposes. Hence, no deferred tax liability has been recorded under SFAS No. 109 for potential recapture of this reserve.

NOTE 16.  COMMITMENTS AND CONTINGENCIES.

         A. Legal Proceedings

         The Company may, from time to time, be a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES. (Continued)

         B. Lease Commitments

         The Company leases approximately 105 square feet in an elder care facility in Goshen, New York, as a branch office at an annual rental of $2,400 terminating on September 30, 2002. Beginning in August of 2000, the Company leased approximately 1,530 square feet in Bloomingburg, New York as a branch facility, with the initial annual lease amounting to $18,360 and eventually increasing to $20,664 in the fifth year. The term of the lease is for 5 years.

         In addition, the Bank has an agreement for data processing services through February of 2001. Approximate annual payments associated with the data processing agreement are estimated to be $225,000.

         C. Off-Balance Sheet Financing

         The Bank is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

         Unless otherwise noted, the Bank does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

         D. Commitments Pending

         Contract amounts of financial instruments that represent credit risk are as follows:


                                            (Unaudited)                 (Unaudited)
                                         December 31, 2000           December 31, 1999
                                         -----------------           -----------------
                                                         (In Thousands)
Commitments Pending
Mortgage Loans.......................        $ 3,176                      $3,721
Equity Line of Credit:...............
   Available Draw....................          1,683                       1,310
   Commitments.......................            270                          87
   Commercial Loans..................          5,705                         505
   Available Draw....................          1,990                       2,303
   Overdraft Checking................            486                         349
                                             -------                      ------
                                             $13,310                      $8,275
                                             =======                      ======

         The breakdown of fixed rate loan commitments and the corresponding interest rate range for the periods of December 31, 2000 and 1999 are as follows:

                                              (Unaudited)               (Unaudited)
                                          December 31, 2000         December 31, 1999
                                          -----------------         -----------------
                                                        (In Thousands)
First Mortgage Loans.................           $3,176                      $3,721
Home Equity Loans....................               50                         27
Commercial Loans.....................            3,315                        425
                                                ------                      ------
Total Fixed Rate Loan Commitments..             $6,541                      $4,173
                                                ======                      ======
Fixed Rate Commitment Interest Rate..  6.38% to 10.00%             6.38% to 10.25%


                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES. (Continued)

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral if any required by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial property.

NOTE 17. REGULATORY CAPITAL REQUIREMENTS.

         OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2000, the Bank was required to maintain a minimum ratio of tangible capital to total assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk-weighted assets of 8.0%, of which 4.0% must be core (Tier 1) capital.

         The prompt corrective action regulations define specific capital categories based on institution's capital ratios. The capital categories in declining order are "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized". The OTS is required to take certain supervisory actions with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. Generally an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on average total assets; a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital of at least 10.0%.

         Management believes that, at December 31, 2000, the Bank meets all capital adequacy requirements to which it is subject.

         The Bank's actual capital amounts and ratios at December 31, 2000 and 1999 compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution are summarized below. OTS capital regulations apply to the Bank only, the OTS does not impose minimum capital requirements on the Company.

                                                          December 31, 2000

                                       Actual               Minimum Capital      For Classification as
                                                                                    Well Capitalized
Bank                             Amount       Ratio        Amount     Ratio        Amount       Ratio
                                                         (Dollars in Thousands)
Tangible Capital...............  $26,540      14.01%        2,842      1.50%            -           -
Tier 1 (Core) Capital..........   26,540      14.01%        5,683      3.00%       $9,472        5.0%
Risk Based Capital:
Tier 1.........................    6,540      28.19%            -          -        5,648        6.0%
Total..........................   27,028      28.71%        7,531      8.00%        9,414       10.0%


                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. REGULATORY CAPITAL REQUIREMENTS. (Continued)

                                                           December 31, 1999

                                      Actual                 Minimum Capital       For Classification as
                                                                                     Well Capitalized

Bank                               Amount      Ratio        Amount      Ratio       Amount       Ratio
                                                       (Dollars in Thousands)
Tangible Capital...............   $24,525      14.05%        2,618      1.50%            -           -
Tier 1 (Core) Capital..........    24,525      14.05%        5,235      3.00%       $8,725        5.0%
Risk Based Capital:
Tier 1.........................    24,525      28.39%            -          -        5,648        6.0%
Total..........................    24,876      28.80%        6,910      8.30%        8,637       10.0%

NOTE 18. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS.

         Fair value estimates are made at a specific point in time and are based on existing on and off-balance sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result form offering for sale at one time the Bank's entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments.

         The significant assumptions utilized by the Company in estimating the fair value of its financial instruments are as follows:

         Cash and short-term investments. Cash and short-term investments are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value.

         Securities. The estimated fair values of securities by type are provided in Note 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Mortgage-backed securities The fair value of mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

         Loans. The Bank's management has determined that the carrying amount of the loan portfolio approximates the estimated fair value. Quoted market prices are not available for the loan portfolio. The cost of determining the fair values of the loan portfolio would be excessive.

         Deposits. Under SFAS 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these deposits do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are significant. Quoted market prices are not available for fixed rate time deposits. The estimated fair value of these financial instruments has not been determined through an independent valuation because the cost to do so would be excessive. Management feels that the carrying amount of fixed rate deposits are reasonable estimates of the fair values of these financial instruments.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         Off-Balance Sheet Instruments. The estimated fair value of commitments to extend credit is estimated using fees currently charged for similar arrangements adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Company believes that the credit risk associated with available but undisbursed commitments would essentially offset the fees that could be recognized under similar arrangements, and because the commitments are either short term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance sheet commitments.

         The following is a summary of the carrying values and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999:

                                              December 31, 2000                    December 31, 1999
                                        -----------------------------         ----------------------------
                                        Carrying           Estimated          Carrying          Estimated
                                         Amount            Fair Value           Amount          Fair Value
                                        --------           ----------         --------          ----------
                                                                 (In Thousands)
Financial Assets:
Cash and Cash Equivalents........      $  4,465             $  4,465           $  4,152            $ 4,152
Securities Available for Sale....        50,738               50,738             46,871             46,871
Mortgage Backed Securities-
Held to Maturity ................         1,004                1,006              1,471              1,455
Available for Sale ..............         1,591                1,591              2,004              2,004
Loans Receivable.................       128,861              128,861             78,713             78,713
Financial Liabilities:
Deposits ........................       119,888              119,888            106,256            106,256


                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19. PARENT COMPANY FINANCIAL INFORMATION.

     GSB Financial began operations on July 9, 1997, in conjunction with the Bank's mutual-to-stock conversion and GSB Financial's initial public offering of its common stock. GSB Financial's statement of financial condition as of December 31, 2000 and 1999. The related statements of operations and cash flows for the year ended December 31, 2000 and 1999, and the three months ended December 31, 1998 and the year ended September 30, 1998 are as follows:

                        Statement of Financial Condition

                                                                          December 31,  December 31,
                                                                             2000          1999
                                                                             ----          ----
                                                                              (In Thousands)
Assets:
   Cash and due from banks ..............................................  $    330    $  1,254
   Investment securities available for sale .............................     3,409       3,261
   Mortgage-backed securities available for sale ........................         0           0
   Loans, net ...........................................................     1,169       1,349
   Accrued interest receivable ..........................................       115          39
   Equity in net assets of subsidiaries .................................    25,218      23,512
   Other Assets .........................................................        97         154
                                                                           --------    --------
     Total Assets .......................................................  $ 30,338    $ 29,569
                                                                           ========    ========

Liabilities and Stockholders' Equity
Liabilities:
   Accrued expenses and other liabilities ...............................  $    349    $    318
                                                                           --------    --------

   Stockholders' Equity
   Preferred stock, $.01 par value; authorized 500,000 shares ...........  $      -    $      -
   Common stock, $.01 par value; authorized 4,500,000:
     2,248,250 shares issued at September 30, 1997 ......................        22          22
   Additional paid-in capital ...........................................    21,255      21,402
   Retained earnings ....................................................    13,261      12,362
   Net unrealized loss on securities available for sale (net of tax) ....       (53)       (142)
   Treasury stock .......................................................    (4,496)     (4,393)
                                                                           --------    --------
     Total Stockholders' Equity .........................................    29,989      29,251
                                                                           --------    --------
     Total Liabilities and Stockholders' Equity .........................  $ 30,338    $ 29,569
                                                                           ========    ========

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             Statement of Operations

                                                                                                Three Months
                                                                      Year Ended    Year Ended     Ended        Year Ended
                                                                     December 31,  December 31,  December 31,  September 30,
                                                                         2000         1999         1998           1998
                                                                         ----         ----         ----          ----
                                                                                              (In Thousands)
Interest Income                                                       $   322      $   414      $   98        $   520
Non-interest expense                                                      758          402          95            378
                                                                      -------      -------      ------        -------
  Income before income taxes and equity in undistributed
earnings of  subsidiaries                                                (436)          12           3            142
Income tax expense                                                       (135)           5           1             58
                                                                      -------      -------      ------        -------
  Income before equity in undistributed earnings of subsidiaries         (301)           7           2             84
Equity in undistributed earnings of subsidiaries                        1,763        1,763         318            516
                                                                      -------      -------      ------        -------
     Net Income                                                       $ 1,435      $ 1,770      $  320        $   600
                                                                      =======      =======      ======        =======

                             Statement of Cash Flows

                                                                                                Three Months
                                                                      Year Ended    Year Ended     Ended        Year Ended
                                                                     December 31,  December 31,  December 31,  September 30,
                                                                         2000         1999         1998           1998
                                                                         ----         ----         ----          ----
                                                                                              (In Thousands)
Cash flows from operating activities:
Net income                                                            $ 1,435      $ 1,770      $  320        $   600
Equity in undistributed earnings of subsidiaries                       (1,736)      (1,763)       (318)          (516)
Fair value provision of ISAP shares committed to be released              167           92          24             57
Increase (decrease) in accrued interest receivable                        (76)           9          85             47
Increase in other assets                                                   (2)         309        (289)           (24)
Net amortization on investment securities-available for sale                -           22           5             34
Net amortization on mortgage-backed securities available for sale           -            -           1              8
Increase in accrued expenses and other liabilities                         31           61        (355)           510
                                                                      -------      -------      ------        -------
     Net cash provided (used) by operating activities                    (181)         500        (527)           716
                                                                      -------      -------      ------        -------

Cash flows from investing activities:
Purchase of investment securities-available for sale                  $     -      $(1,000)     $ (500)       $(2,000)
Investment in common stock subsidiaries                                     -            -           -            (50)
Proceeds from principal pay-downs of mortgage-backed securities-
available for sale                                                          -          275         490          1,235
Proceeds from maturity and redemption of investment securities-
available for sale                                                          -        2,000       1,500          1,600
Net (increase) decrease in loans to ESOP                                  180          180          45            180
                                                                      -------      -------      ------        -------
     Net cash provided (used) by investing activities                     180        1,455       1,535            965
                                                                      -------      -------      ------        -------

Cash flows from financing activities:
Purchase of treasury stock                                               (448)      (2,012)       (555)        (2,020)
Dividends                                                                (475)        (333)        (64)          (135)
                                                                      -------      -------      ------        -------
     Net cash provided by (used in) financing activities                 (923)      (2,345)       (619)        (2,155)
                                                                      -------      -------      ------        -------

Net increase (decrease) in cash and cash equivalents                     (924)        (390)        389           (474)
Cash and cash equivalents at beginning of year                          1,254        1,644       1,255          1,729
                                                                      -------      -------      ------        -------
Cash and cash equivalents at end of year                              $   330      $ 1,254      $1,644        $ 1,255
                                                                      =======      =======      ======        =======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                       First       Second       Third       Fourth
Year Ended December 31, 2000          Quarter     Quarter      Quarter     Quarter
----------------------------          -------     -------      -------     -------
                                                     (In Thousands)
Quarterly Operating Data
Interest income                       $3,089      $3,167      $3,333      $3,422
Interest expense                       1,582       1,689       1,830       1,942
                                      ------      ------      ------      ------
Net interest income                    1,507       1,478       1,503       1,480

Provision for loan losses                 25          25          25          60
Other non-interest income                 82         227          90         304
Non-interest expense                     898       1,033       1,086       1,011
                                      ------      ------      ------      ------
Income before taxes                      666         647         482         713
Income tax expense                       264         245         178         386
                                      ------      ------      ------      ------
Net income                            $  402      $  402      $  304      $  327
                                      ======      ======      ======      ======

                                       First       Second       Third       Fourth
Year Ended December 31, 1999          Quarter     Quarter      Quarter     Quarter
----------------------------          -------     -------      -------     -------
                                                   (In Thousands)
Quarterly Operating Data
Interest income                       $2,311      $2,567      $2,865      $2,966
Interest expense                       1,030       1,178       1,388       1,503
                                      ------      ------      ------      ------
Net interest income                    1,281       1,389       1,477       1,463
Provision for loan losses                 15          20          20          85
Other non-interest income                 72          77          78         394
Non-interest expense                     861         875         896         619
                                      ------      ------      ------      ------
Income before taxes                      477         571         639       1,153
Income tax expense                       184         228         256         402
                                      ------      ------      ------      ------
Net income                            $  293      $  343      $  383      $  751
                                      ======      ======      ======      ======

                                      First       Second      Third       Fourth     Dec. 98
Year Ended September 30, 1998        Quarter     Quarter     Quarter     Quarter     Quarter
-----------------------------        -------     -------     -------     -------     -------
                                                          (In Thousands)
Quarterly Operating Data
Interest income                      $ 1,996     $ 1,945     $ 2,087     $ 2,192     $ 2,264
Interest expense                         778         771         893         982         993
                                     -------     -------     -------     -------     -------
Net interest income                    1,218       1,174       1,194       1,210       1,271
Provision for loan losses                 20          10          10          30          60
Other non-interest income                147          57          57         189         301
Non-interest expense                     852         856         945       1,522         978
                                     -------     -------     -------     -------     -------
Income before taxes                      493         365         296        (153)        534
Income tax expense                       198         144         121         (62)        214
                                     -------     -------     -------     -------     -------
Net income                           $   295     $   221     $   175     $   (91)    $   320
                                     =======     =======     =======     =======     =======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21.  SUBSEQUENT EVENT.

Subsequent to the balance sheet date, on March 8, 2001, a special meeting was held to vote on effecting a merger between GSB Financial Corporation and Berkshire Bancorp Inc. At the meeting, a majority of shareholders voted in favor of the merger. The merger agreement provided that GSB Financial Corporation will be merged with and into Berkshire Bancorp Inc. The future financial reports will be included as part of the consolidated financial statements of Berkshire Bancorp Inc.